EXHIBIT 99.1

For Release Monday November 19, 2007; 8:00 AM EST

CYBERONICS REPORTS SECOND QUARTER FY08 RESULTS

HOUSTON, Texas, November 19, 2007 -- Cyberonics, Inc. (NASDAQ:CYBX) today announced results for the fiscal year 2008 second quarter ended October 26, 2007.

Financial highlights

Net sales
Net sales for the second quarter of fiscal 2008 were $28.9 million compared to $29.1 million in the first quarter of fiscal 2008 and $34.1 million in the second quarter of fiscal 2007.  Net sales for the six months ended October 26, 2007 were $58.0 million compared to $67.9 million in the comparable period of the prior year.

U.S. net sales for the second quarter of fiscal 2008 declined to $23.1 million compared with $29.5 million in the comparable period of fiscal 2007, although were materially unchanged from the fiscal first quarter.  While net sales attributable to the epilepsy indication increased marginally over the prior year, overall U.S. net sales declined due to a significant reduction in the number of VNS Therapy Systems attributable to treatment-resistant depression (“TRD”), following both the preliminary and final non–coverage determinations by the Centers for Medicare and Medicaid Services in February and May 2007, respectively.

International net sales increased by 28% to $5.9 million from the $4.6 million reported in the second quarter of fiscal 2007.

Gross margin
The gross margin for the second quarter of fiscal 2008 represented 84% of net sales compared with an 81% gross margin reported in the first quarter of fiscal 2008 and an 89% gross margin in the second quarter of fiscal 2007.  For the six months ended October 26, 2007, gross margin represented 83% of net sales, as compared with 89% in the first six months of fiscal 2007.

The improvement in gross margin from the first quarter of fiscal 2008 is attributable to an improved alignment of production with current sales levels.  The decline over the prior year is attributable to several factors, including lower sales levels resulting in reduced overhead absorption and an increase in lower-margin international sales as a proportion of total sales.

Operating expense reduction
Operating expenses for the second quarter of fiscal 2008 totaled $28.0 million, a reduction of $14.6 million from the $42.6 million reported for the second quarter of fiscal 2007, and a reduction of $3.5 million from the $31.4 million reported in the first quarter of fiscal 2008.  For the six months ended October 26, 2007, operating expenses totaled $59.4 million, a reduction of $21.5 million from the $80.9 million reported in the comparable period of fiscal 2007.

The reduction in operating expenses was facilitated primarily by previously announced expense reduction efforts.  In the quarter ended October 26, 2007, we undertook a reduction in personnel and other expense control efforts.  The reduction in personnel resulted in additional costs of approximately $2.6 million in the second quarter.

Included in expenses for the quarter is $2.6 million for stock-based compensation expense, compared to $4.4 million in the comparable period of the prior year.  For the six-month period, the comparable amounts were $6.3 million in fiscal 2008 and $9.2 million in fiscal 2007.

Net loss
We reported a net loss of $4.1 million for the second quarter, or $0.15 cents per share, as compared to a loss of $12.5 million, or $0.49 cents per share, in the same period of the prior year.  For the six-month period ended October 26, 2007, we reported a net loss of $12.2 million, or $0.46 cents per share, as compared with a loss of $21.0 million, or $0.83 cents per share, in the six-month period ended October 27, 2006.

Progress towards objectives
As announced previously, our objectives are to:
•	Return to positive cash flow and profitability as soon as possible;
•	Build sustainable growth in our core epilepsy business;
•	Right-size our expenditures on TRD activity;
•	Seek opportunities from our intellectual property; and
•	Improve communication with all stakeholders.

“We have made significant progress toward our first objective of achieving profitability, although we still have more work to do,” commented Dan Moore, Cyberonics’ President and Chief Executive Officer.  “Our domestic epilepsy business is growing, as evidenced by unit growth of 8% and revenue growth of approximately 4% over the first quarter of FY08.  During the second fiscal quarter, we reorganized the domestic sales force, with a majority of the team now focused on epilepsy.  In addition to our domestic epilepsy growth, we continue to be excited by the potential for growth in our international business.  Considerable work has been undertaken in planning our approach to TRD reimbursement, and we expect to outline this in some detail early in calendar 2008.”

Additional details of progress towards objectives and sales by geography, indication, and product line will be provided during the upcoming conference call and in the accompanying presentation slides, as detailed below.

Second quarter results conference call instructions

A conference call to discuss first quarter results will be held at 10:00 AM EST on Monday, November 19, 2007.  To listen to the conference call live by telephone dial 877-313-8035 (if dialing from within the U.S.) or 706-679-4838 (if dialing from outside the U.S.).  The conference ID is 22971280; the leader is Dan Moore.  Presentation slides will be available on-line at www.cyberonics.com no later than 9:00 AM EST on Monday, November 19, 2007.  A replay of the conference call will be available approximately two hours after the completion of the conference call by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.).  The replay conference ID access code is 22971280.

About VNS therapy and Cyberonics

Information on Cyberonics, Inc. and VNS TherapyTM is available at www.cyberonics.com and www.vnstherapy.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the use of forward-looking terminology, including "may," "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," and "forecast," or other similar words.  Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable.  We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable.  Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, statements concerning returning the Company to positive cash flow and profitability, building sustainable growth in our core epilepsy business, right-sizing our expenditures on TRD activity, seeking opportunities from the intellectual property owned by the Company, improving our communication with all stakeholders, and announcing our approach to TRD reimbursement early in calendar 2008.  Our actual results may differ materially.  Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy for the treatment of other indications; satisfactory completion of post-market studies required by the U.S. Food and Drug Administration as a condition of approval for the treatment-resistant depression indication; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new indications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management's estimates of future expenses and sales; the results of the previously disclosed governmental inquiries; the potential identification of new material weaknesses in our internal controls over financial reporting; risks and costs associated with such governmental inquiries and any litigation relating thereto or to our stock option grants, procedures, and practices (including the previously disclosed private litigation); uncertainties associated with stockholder litigation; and other risks detailed from time to time in our filings with the Securities and Exchange Commission (SEC).  For a detailed discussion of these and other cautionary statements, please refer to our most recent filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 27, 2007.

Contact information:

Greg Browne, CFO
Cyberonics, Inc.
100 Cyberonics Blvd.
Houston, TX 77058
Main:  (281) 228-7262
Fax:  (281) 218-9332
ir@cyberonics.com

CYBERONICS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 26, 2007	April 27, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$84,286,538	$84,804,876
Restricted cash	1,000,000	1,000,000
Accounts receivable, net of allowances of $264,767 and $308,083, respectively	17,849,361	18,914,206
Inventories	15,444,426	17,580,830
Other current assets	2,645,363	3,127,345
Total Current Assets	121,225,688	125,427,257
Property and equipment, net of accumulated depreciation of $21,001,246 and $19,606,513, respectively .	6,817,736	8,028,037
Other assets	3,775,307	4,189,589
Total Assets	$131,818,731	$137,644,883

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Line of credit	$7,500,000	$7,500,000
Accounts payable	3,121,617	5,951,931
Accrued liabilities	13,657,257	14,844,266
Convertible notes	125,000,000	125,000,000
Other	57,110	115,731
Total Current Liabilities	149,335,984	153,411,928

Long-Term Liabilities:
Other	266,628	295,184
Total Long-Term Liabilities	266,628	295,184
Total Liabilities	149,602,612	153,707,112
Stockholders' Deficit:
Total Stockholders' Deficit	(17,783,881)	(16,062,229)
Total Liabilities and Stockholders' Deficit	$131,818,731	$137,644,883

CYBERONICS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For The Thirteen Weeks Ended		For The Twenty-Six Weeks Ended

	October 26, 2007	October 27, 2006	October 26, 2007	October 27, 2006

Net sales	$28,946,696	$34,140,796	$58,022,165	$67,872,316
Cost of sales	4,576,104	3,803,946	10,127,871	7,605,274
Gross Profit	24,370,592	30,336,850	47,894,294	60,267,042
Operating Expenses:
Selling, general and administrative	22,092,842	35,618,714	47,217,935	67,004,619
Research and development	5,886,095	6,974,403	12,193,818	13,927,960

Total Operating Expenses	27,978,937	42,593,117	59,411,753	80,932,579
Loss From Operations	(3,608,345)	(12,256,267)	(11,517,459)	(20,665,537)

Interest income	1,032,800	1,240,760	2,150,031	2,418,718
Interest expense	(1,402,789)	(1,444,318)	(2,799,996)	(2,795,941)
Other income (expense), net	(83,664)	7,056	(41,098)	76,256
Loss before income taxes	(4,061,998)	(12,452,769)	(12,208,522)	(20,966,504)
Income tax expense	15,342	40,934	32,281	60,586
Net Loss	$(4,077,340)	$(12,493,703)	$(12,240,803)	$(21,027,090)

Basic loss per share	$(0.15)	$(0.49)	$(0.46)	$(0.83)
Diluted loss per share	$(0.15)	$(0.49)	$(0.46)	$(0.83)

Shares used in computing basic loss per share	26,529,485	25,418,018	26,441,601	25,366,234
Shares used in computing diluted loss per share	26,529,485	25,418,018	26,441,601	25,366,234